Exhibit 10.5
Amendment to
Visteon Corporation Non-Employee Director Stock Unit Plan
June 10, 2009
     Section 4(a) of the Visteon Corporation Non-Employee Director Stock Unit Plan is amended to add the following paragraph to the end thereof:
“Grants under this section 4(a) shall be suspended effective as of the date of the 2009 Annual Meeting of the Company’s Stockholders and thereafter unless the Plan is otherwise amended in accordance with section 11.”